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EXHIBIT 21

LIST OF SUBSIDIARIES

WHOLLY OWNED SUBSIDIARIES OF KNOLL, INC.	JURISDICTION OF INCORPORATION
Knoll North America Corp	Ontario, Canada
Spinneybeck Enterprises, Inc.	New York
Spinneybeck, LTD. (wholly owned subsidiary of Spinneybeck Enterprises, Inc.)	Ontario, Canada
Spinneybeck Ireland (wholly owned subsidiary of Spinneybeck Enterprises, Inc.)	Ireland
Edelman Leather, LLC	Delaware
Edelman Leather Limited (wholly owned subsidiary of Edelman Leather, LLC)	Ireland
Richard Schultz Design, LLC	Delaware
Knoll Overseas, Inc.	Delaware
Knoll Middle East, LLC (wholly owned subsidiary of Knoll Overseas, Inc.)	Delaware
Knoll Muebles y Sistemas S.A.	Columbia
Knoll Coverings Hong Kong Limited	Hong Kong
Knoll Europe B.V. (wholly owned subsidiary of Knoll Overseas, Inc.)	Netherlands
Knoll Italy, Ltd. (wholly owned subsidiary of Knoll Europe B.V.)	England & Wales
Knoll International S.p.A. (wholly owned subsidiary of Knoll Europe B.V.)	Italy
Knoll International, Ltd. (wholly owned subsidiary of Knoll Europe B.V.)	England & Wales
Knoll International S.A. (wholly owned subsidiary of Knoll Europe B.V.)	France
Knoll International GmBH (wholly owned subsidiary of Knoll Europe B.V.)	Germany
Knoll International S.A. (wholly owned subsidiary of Knoll Europe B.V.)	Belgium

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  EXHIBIT 21
LIST OF SUBSIDIARIES